UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

______________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  February 11, 2010

MDU Resources Group, Inc.
(Exact name of registrant as specified in its charter)

Delaware	1-3480	41-0423660
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
1200 West Century Avenue P.O. Box 5650 Bismarck, North Dakota 58506-5650 (Address of principal executive offices) (Zip Code) Registrant’s telephone number, including area code: (701) 530-1000

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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02                      Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Payment of 2009 Annual Incentive Awards

The Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of MDU Resources Group, Inc. (the “Company”) established 2009 annual incentive award opportunities for executive officers including those officers who are the named executive officers in the Company’s proxy statement for the 2010 Annual Meeting of Stockholders (collectively, “NEOs”), and the Board approved the award opportunities in February 2009.  The performance goals were (i) budgeted earnings per share achieved (weighted 50%) and (ii) budgeted return on invested capital achieved (weighted 50%). The goals were measured at the Company level for Mr. Hildestad and Mr. Raile and at the business unit level, as allocated, for Mr. Harp (MDU Construction Services Group, Inc.), Mr. Schneider (Knife River Corporation) and Mr. Bietz (WBI Holdings, Inc.).  Mr. Bietz also had five individual performance goals relating to WBI Holdings, Inc.’s safety results, and each goal that was not met reduced his annual incentive award payment by 1%.

In establishing the award opportunities, the Committee determined that achievement of the 2009 performance goals (earnings per share and return on invested capital) would be calculated without regard to any noncash ceiling test impairment charges related to the Company’s natural gas and oil properties.  Consistent with this determination, no associated earnings benefit resulting from lower depletion, depreciation and amortization expenses would be considered in the calculation.  The Company uses the full-cost method of accounting for its natural gas and oil activities.  Under this method, the Company is required to perform quarterly “ceiling tests” to compare the present value of the future net cash flow from proven reserves to the book value of those reserves at the balance sheet date.  The Company recorded a $384.4 million noncash ceiling test impairment charge on March 31, 2009 in response to the natural gas and oil prices at that time.

The Company limits the after-tax incentive compensation it will pay above the target amount to 20% of earnings in excess of planned earnings.  The Company calculated the earnings in excess of planned earnings without regard to the after-tax incentive amounts above target.  For the 2009 awards, the Company measured the 20% limitation at the major business unit level for business unit executives, which include Messrs. Harp, Schneider and Bietz, and at the Company level for corporate executives, which include Messrs. Hildestad and Raile.  The 20% limitation was also calculated without regard to the noncash impairment charge and the associated depletion, depreciation and amortization benefit.

On February 10, 2010, the Committee certified achievement of the performance goals for the NEOs’ 2009 annual incentive awards based on its review of the Company’s and its business units’ 2009 performance results.  If the noncash impairment charge had not been excluded, the NEOs would not have received an annual incentive payment for 2009.  The Board approved payment of the 2009 annual incentive awards at its meeting on February 11, 2010.  The NEOs’ annual incentive award opportunities and payments for 2009 are set forth in the 2009 NEO Annual Award Opportunity and Payment Chart, which is filed as Exhibit 10.1 and incorporated herein by reference.

John G. Harp’s Additional 2009 Incentive

The Committee awarded Mr. Harp the opportunity to earn an additional incentive, and the Board approved this additional incentive opportunity in February 2009.  If MDU Construction Services Group, Inc.’s 2009 actual return on invested capital exceeded its 2009 weighted average cost of capital by 100 to 199 basis points, Mr. Harp would receive $100,000; if it exceeded 2009 weighted average cost of capital by 200 or more basis points, Mr. Harp would receive an additional $100,000, for a total of $200,000.

MDU Construction Services Group, Inc. accumulated significant amounts of cash in 2009 through effective working capital management.  Instead of reducing its own debt, MDU Construction Services Group, Inc. loaned the cash to other business units of the Company, which lowered the overall Company invested capital.  The Committee approved calculating MDU Construction Services Group, Inc.’s 2009 return on invested capital to reflect the excess cash accumulated.  MDU Construction Services Group, Inc.’s 2009 return on invested capital, as adjusted for the excess cash, was 12.5%, which exceeded its 2009 weighted average cost of capital of 11.1%, and the Committee approved a $100,000 incentive payment to Mr. Harp for 2009.

Item 9.01                      Financial Statements and Exhibits

(d)	Exhibits.

Exhibit Number	Description of Exhibit

10.1	MDU Resources Group, Inc. 2009 NEO Annual Award Opportunity and Payment Chart

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  February 18, 2010

MDU Resources Group, Inc.

By:	/s/ Paul K. Sandness
Paul K. Sandness
General Counsel and Secretary

EXHIBIT INDEX

Exhibit Number	Description of Exhibit

10.1	MDU Resources Group, Inc. 2009 NEO Annual Award Opportunity and Payment Chart